Exhibit 99.1

Newell Brands Announces Strong Second Quarter Results
Net Sales Growth of 147.2%
Core Sales Growth of 5.0%
Deleveraging on Track
Reaffirms 2016 Guidance

Second Quarter 2016 Executive Summary

Net sales growth of 147.2 percent to $3.86 billion; core sales growth of 5.0 percent

$0.30 reported diluted earnings per share compared with $0.55 in the prior year, largely attributable to the income contribution from the acquired Jarden businesses, strong income growth on the legacy Newell Rubbermaid businesses, and a $161.0 million gain on the sale of the Levolor® and Kirsch® window coverings (“Décor”) business, more than offset by higher share count and expenses related to the Jarden transaction, including the inventory step-up, increased amortization of intangibles, and increased interest and other expenses

$0.78 normalized diluted earnings per share compared with $0.64 in the prior year, a 21.9 percent increase driven by strong sales growth, earnings contribution from acquisitions and Project Renewal savings, which more than offset an increase in advertising and promotion support, negative foreign currency impact, increased interest and increased shares outstanding resulting from the Jarden transaction

Operating cash flow was $596.5 million compared with $102.5 million in the prior year
Gross debt of $12.99 billion, reflecting a $750 million reduction of the $1.5 billion term loan related to the Jarden transaction
Newell Brands reiterated its guidance for the 12 months ending December 31, 2016 of 3 to 4 percent core sales growth and normalized EPS of $2.75 to $2.90 per share

ATLANTA, July 29, 2016 - Newell Brands Inc. (NYSE: NWL) announced its second quarter 2016 financial results today.

“We are pleased to report a very good quarter, our first as Newell Brands. Our results benefited from the combination with Jarden and strong top line growth in a number of key businesses, including Writing, Baby, Food & Beverage, Yankee Candle and Appliances,” said Newell Brands Chief Executive Officer Michael Polk. “Increased investment in consumer-driven innovation and advertising and promotion helped drive broad-based market share gains on our strategic businesses and in our priority geographies. Gross margin and operating cash flow were on plan, and we believe we are well positioned to achieve our full year financial outlook.

“We are making good progress on the integration of the legacy Newell Rubbermaid and Jarden businesses. A number of work streams are in full flight and we are confident in our plans to deliver both the savings associated with Project Renewal and the $500 million in cost synergies expected over the next four years related to the Jarden transaction. Importantly, the strategic analysis critical to re-shaping our priorities and investment choices is well underway. This work has increased our confidence in our potential to consistently deliver leading levels of value creation for our shareholders and has heightened our excitement about the future of Newell Brands.”

Second Quarter 2016 Operating Results

Net sales increased 147.2 percent to $3.86 billion, compared with $1.56 billion in the prior year, largely due to the inclusion of $2.22 billion in net sales from the acquired Jarden business.

Core sales grew 5.0 percent. (As of April 15, 2016, Newell Brands core sales include pro forma core sales associated with the Jarden transaction as if the combination occurred April 15, 2015.) Core sales exclude a negative 130 basis point impact from foreign currency and a net positive 1,600 basis point contribution from acquisitions, divestitures and the December 31, 2015 deconsolidation of the company’s Venezuelan operations.

Reported gross margin was 28.4 percent compared with 39.8 percent in the prior year, largely the result of a $333.7 million charge for the inventory step-up related to the Jarden transaction.

Normalized gross margin was 37.2 percent compared with 40.0 percent in the prior year. The negative mix effect from the Jarden acquisition and the deconsolidation of Venezuela, as well as the impact of adverse foreign currency, were partially offset by the benefits of productivity and pricing.

Reported operating income was $137.7 million compared with $214.7 million in the prior year. Reported operating margin was 3.6 percent of sales compared with 13.8 percent of sales in the prior year. In addition to the factors cited in the explanation of gross margin, reported operating margin was negatively impacted by transaction related costs, acquisition-related amortization costs and costs associated with the integration of the legacy Newell Rubbermaid and Jarden businesses.

Normalized operating income was $607.9 million compared with $249.4 million in the prior year. Normalized operating margin decreased 20 basis points to 15.8 percent of sales as the negative mix effect from the Jarden acquisition, the impact of increased advertising and promotion and negative foreign currency was partially offset by Project Renewal savings, cost synergies and the positive mix effect of strong Writing growth.

The reported tax rate for the quarter was 20.3 percent, compared with 22.7 percent in the prior year. The normalized tax rate was 29.2 percent, compared with 24.5 percent in the prior year, a reflection of the inclusion of the Jarden business with its historically higher tax rate and the geographic mix effect of strong U.S. performance across the total portfolio.

Reported net income was $135.2 million compared with $148.5 million in the prior year. Reported diluted earnings per share were $0.30 compared with $0.55 in the prior year. The decline was largely attributable to the income related to the acquired Jarden businesses, strong income growth on the legacy Newell Rubbermaid businesses and a $161.0 million gain on the sale of the Décor business, offset by dilution from a higher share count and expenses related to the Jarden transaction, including inventory step-up, increased amortization of intangibles, and increased interest and other expenses.

Normalized net income was $349.2 million compared with $174.5 million in the prior year. Normalized diluted earnings per share increased 21.9 percent to $0.78 compared with $0.64 in the prior year. The improvement was driven by strong sales growth, the contribution from the Jarden and Elmer’s acquisitions and Project Renewal savings, partially offset by an increase in advertising and promotion support, negative foreign currency impact, a higher income tax rate, increased interest expense and increased shares outstanding.

Operating cash flow was $596.5 million compared with $102.5 million in the prior year, reflecting the contribution from the Jarden acquisition, including contributions from Jostens and Waddington, improved operating results and favorable working capital movements.

A reconciliation of the “as reported” results to “normalized” results is included in the appendix.

Second Quarter 2016 Operating Segment Results

Writing net sales increased 15.8 percent to $574.4 million, with strong core sales growth and the benefit of the Elmer’s acquisition partially offset by the deconsolidation of Venezuelan operations and the negative impact of foreign currency. Writing core sales increased 11.3 percent, reflecting strong innovation such as Paper Mate® InkJoy™ Gel Pens, excellent Back-to-School sell in, increased advertising and promotion support and pricing. Reported operating income was $154.1 million compared with $132.5 million in the prior year. Reported operating margin was 26.8 percent compared with 26.7 percent in the prior year. Normalized operating income was $159.0 million versus $133.0 million last year. Normalized operating margin was 27.7 percent of sales, a 90 basis point increase versus last year, as pricing, productivity and cost management more than offset increased advertising and promotion spending and the negative mix impact of the deconsolidation of Venezuela.

Home Solutions net sales decreased 1.1 percent to $433.5 million as strong Food & Beverage growth driven by innovation such as the Rubbermaid® FreshWorks™ produce saver and strong growth of the Contigo® and bubba® beverageware brands was more than offset by the continued planned contraction of the lower margin Rubbermaid Consumer Storage business, a decline in the divested Décor business and unfavorable foreign currency. Home Solutions core sales increased 1.7 percent. Reported operating income was $41.7 million compared with $68.7 million in the prior year, due largely to a significant increase in advertising and promotion on new products and unfavorable foreign currency. Reported operating margin was 9.6 percent of sales, a 610 basis point decrease compared with the prior year. Normalized operating income was $47.9 million versus $69.9 million last year. Normalized operating margin was 11.0 percent of sales, a 490 basis point decrease versus last year.

Tools net sales declined 3.8 percent to $197.4 million driven by continued macroeconomic challenges in Brazil, industrial sector softness in China and negative foreign currency, partially offset by growth in North America and Europe. Tools core sales decreased 2.3 percent. Reported operating income was $22.2 million compared with $23.4 million in the prior year. Reported operating margin was 11.2 percent of sales, a 20 basis point decrease compared with the prior year due to the negative impact of foreign currency and increased Project Renewal costs. Normalized operating income was $23.1 million versus $23.4 million last year. Normalized operating margin was 11.7 percent of sales, a 30 basis point increase versus last year as geographic mix, productivity and pricing more than offset the challenging growth and negative foreign currency impact in Brazil.

Commercial Products net sales declined 7.9 percent to $194.0 million, primarily due to the divestiture of the Rubbermaid medical cart business, the negative impact of foreign currency and softness in the North American distributive trade channel, largely related to planned complexity reduction activity. Core sales decreased 1.4 percent. Reported operating income was $25.4 million compared with $28.9 million in the prior year. Reported operating margin was 13.1 percent of sales, a 60 basis point decrease versus the prior year due to the negative impact of foreign currency and increased Project Renewal costs. Normalized operating income was $26.7 million versus $29.0 million last year. Normalized operating margin was 13.8 percent of sales, flat to last year as pricing and productivity offset the negative impact of foreign currency.

Baby & Parenting net sales increased 12.4 percent to $236.9 million, largely due to continued strong sales momentum in North America, driven by innovative new products such as the Graco® Extend2Fit™ Convertible Car Seat. Core sales increased 11.1 percent. Reported operating income was $24.4 million compared with $16.7 million in the prior year. Reported operating margin was 10.3 percent of sales, a 240 basis point increase compared with prior year. Normalized operating income was $26.0 million versus $16.8 million last year. Normalized operating margin was 11.0 percent of sales, a 300 basis point increase versus last year. Normalized operating margin improvement was attributable to strong volume growth and favorable foreign currency.

Branded Consumables net sales were $777.3 million. On a pro forma basis, net sales increased 36.8 percent versus prior year, largely due to the Waddington acquisition. Core sales increased 7.8 percent on a pro forma basis compared with prior year, attributable primarily to strong growth at Yankee Candle and Home & Family in Europe. The segment had a reported operating loss of $26.0 million reflecting inventory step-up and integration and other costs related to the Jarden transaction. Reported operating margin was not meaningful due to the operating loss. Normalized operating income was $107.7 million. Normalized operating margin was 13.9 percent of sales.

Consumer Solutions net sales were $406.6 million. On a pro forma basis, net sales increased 4.9 percent versus prior year, driven by strong growth in kitchen appliances, offset by negative foreign exchange. Core sales increased 8.3 percent on a pro forma basis compared with prior year. The segment had a reported operating loss of $16.5 million reflecting inventory step-up and integration and other costs related to the Jarden transaction. Reported operating margin was not meaningful due to the operating loss. Normalized operating income was $49.5 million. Normalized operating margin was 12.2 percent of sales.

Outdoor Solutions net sales were $953.4 million. On a pro forma basis, net sales increased 53.6 percent compared with the prior year, largely attributable to the Jostens acquisition. Core sales increased 0.5 percent on a pro forma basis compared with prior year with growth in Pure Fishing largely offset by weather related declines on the winter sensitive businesses. Reported operating income was $55.4 million reflecting the contribution of Jostens, partially offset by inventory step-up and integration and other costs related to the Jarden transaction. Reported operating margin was 5.8 percent of sales. Normalized operating income was $215.1 million. Normalized operating margin was 22.6 percent of sales, with good Jostens performance in the seasonally important second quarter contributing to segment margins.

Process Solutions net sales were $85.1 million. On a pro forma basis, net sales increased 0.2 percent versus prior year. Core sales increased 0.5 percent on a pro forma basis compared with prior year. The segment had a reported operating loss of $1.4 million reflecting inventory step-up and integration and other costs related to the Jarden transaction. Reported operating margin was not meaningful due to the operating loss. Normalized operating income was $10.8 million. Normalized operating margin was 12.7 percent of sales.

Outlook for the Twelve Months Ending December 31, 2016

Newell Brands reaffirmed its 2016 full year core sales growth and normalized earnings per share guidance metrics as follows:

2016 Full Year Guidance

Core sales growth	3.0% to 4.0%

Normalized EPS	$2.75 to $2.90

As of April 15, 2016, Newell Brands core sales include pro forma core sales associated with the Jarden transaction as if the combination occurred April 15, 2015.  Core sales exclude the impact of foreign currency, all acquisitions (other than the Jarden acquisition) until their first anniversary and all planned and completed divestitures (which includes the deconsolidation of Venezuela). Core sales include the negative impact of planned product line exits. Newell Brands expects to exit product lines with annual sales of $250 million to $300 million over the next two to three years.

Beginning with the second quarter of 2016, the company is excluding the amortization of intangible assets associated with acquisitions from its calculation of normalized earnings per share. The company expects the full year share count to be approximately 430 million shares. The company expects the effective tax rate for 2016 to be 29 to 30 percent.

Conference Call
The company’s second quarter 2016 earnings conference call will be held today, July 29, 2016, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Brands’ website at www.newellbrands.com. A webcast replay and a supporting slide presentation will be made available in the Investor Relations section on the company’s website under Quarterly Earnings.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions (other than the Jarden acquisition, which is included in core sales on a pro forma basis starting in the second quarter of 2016), planned or completed divestitures, the deconsolidation of the company’s Venezuelan operations and changes in foreign currency from year-over-year comparisons. As reflected in the Currency Analysis, the effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding acquisitions and divestitures), with the difference in these two amounts being the increase or decrease in core sales, and the difference between the change in as reported sales and the change in constant currency sales reported as the currency impact. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions (beginning in the second quarter of 2016), advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives under Project Renewal and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations.
The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.
While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands
Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Irwin®, Lenox®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. Driven by a sharp focus on the consumer, leading investment in innovation and brands, and a performance-driven culture, Newell Brands helps consumers achieve more where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contacts:
Nancy O’Donnell	Nicole Quinlan	Liz Cohen
Vice President, Investor Relations	Senior Manager, Global Communications	Weber Shandwick
+1 (770) 418-7723	+1 (770) 418-7251	+1 (212) 445-8044
nancy.odonnell@newellco.com	nicole.quinlan@newellco.com	liz.cohen@webershandwick.com

Caution Concerning Forward-Looking Statements
Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income, earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and other project costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, changes in exchange rates, expected benefits and financial results from the Jarden transaction and other recently completed acquisitions and related integration activities and planned divestitures and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power and consolidation of our retail customers; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands, including the ability to realize anticipated benefits of increased advertising and promotion spend; product liability, product recalls or regulatory actions; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; our ability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations, including exchange controls and pricing restrictions; our ability to complete planned divestitures; our ability to successfully integrate acquired businesses, including the recently acquired Jarden business; our ability to realize the expected benefits and financial results from our recently acquired businesses and planned divestitures; and those factors listed in our most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

Newell Brands Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Three Months Ended June 30,
			YOY
	2016	2015	% Change

Net sales	$3,858.6	$1,560.9	147.2%
Cost of products sold	2,762.9	939.9

GROSS PROFIT	1,095.7	621.0	76.4%
% of sales	28.4%	39.8%

Selling, general & administrative expenses	947.0	393.0	141.0%
% of sales	24.5%	25.2%

Restructuring costs, net	11.0	13.3
OPERATING INCOME	137.7	214.7	(35.9)%
% of sales	3.6%	13.8%

Nonoperating (income) expenses:
Interest expense, net	126.7	18.1
Loss related to extinguishment of debt/credit facility	1.2	—
Other (income) expense, net	(160.5)	5.0
	(32.6)	23.1	NMF

INCOME BEFORE INCOME TAXES	170.3	191.6	(11.1)%
% of sales	4.4%	12.3%

Income taxes	34.5	43.5	(20.7)%
Effective rate	20.3%	22.7%

NET INCOME FROM CONTINUING OPERATIONS	135.8	148.1	(8.3)%
% of sales	3.5%	9.5%

(Loss) income from discontinued operations, net of tax	(0.6)	0.4

NET INCOME	$135.2	$148.5	(9.0)%
	3.5%	9.5%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.30	$0.55
(Loss) income from discontinued operations	$—	$—
Net income	$0.30	$0.55

Diluted
Income from continuing operations	$0.30	$0.55
(Loss) income from discontinued operations	$—	$—
Net income	$0.30	$0.55

AVERAGE SHARES OUTSTANDING:
Basic	448.3	269.7
Diluted	450.2	271.7

Newell Brands Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Six Months Ended June 30,
			YOY
	2016	2015	% Change

Net sales	$5,173.5	$2,824.9	83.1%
Cost of products sold	3,572.2	1,716.4

GROSS PROFIT	1,601.3	1,108.5	44.5%
% of sales	31.0%	39.2%

Selling, general & administrative expenses	1,309.5	755.0	73.4%
% of sales	25.3%	26.7%

Restructuring costs, net	28.7	40.6
OPERATING INCOME	263.1	312.9	(15.9)%
% of sales	5.1%	11.1%

Nonoperating expenses:
Interest expense, net	156.1	37.3
Loss related to extinguishment of debt/credit facility	47.1	—
Other (income) expense, net	(162.0)	5.1
	41.2	42.4	(2.8)%

INCOME BEFORE INCOME TAXES	221.9	270.5	(18.0)%
% of sales	4.3%	9.6%

Income taxes	45.8	65.5	(30.1)%
Effective rate	20.6%	24.2%

NET INCOME FROM CONTINUING OPERATIONS	176.1	205.0	(14.1)%
% of sales	3.4%	7.3%

Loss from discontinued operations, net of tax	(0.4)	(2.4)

NET INCOME	$175.7	$202.6	(13.3)%
	3.4%	7.2%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.49	$0.76
Loss from discontinued operations	$—	$(0.01)
Net income	$0.49	$0.75

Diluted
Income from continuing operations	$0.49	$0.75
Loss from discontinued operations	$—	$(0.01)
Net income	$0.49	$0.74

AVERAGE SHARES OUTSTANDING:
Basic	358.5	270.1
Diluted	360.1	272.2

Newell Brands Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions)

	June 30,	June 30,
Assets:	2016	2015

Cash and cash equivalents	$627.3	$238.7
Accounts receivable, net	2,876.6	1,304.4
Inventories, net	2,908.7	935.6
Prepaid expenses and other	406.6	144.8

Total Current Assets	6,819.2	2,623.5

Property, plant and equipment, net	1,709.1	572.0
Goodwill	11,980.9	2,491.9
Other intangible assets, net	12,953.3	870.6
Other assets	492.8	274.3

Total Assets	$33,955.3	$6,832.3

Liabilities and Stockholders' Equity:

Accounts payable	$1,566.8	$756.7
Accrued compensation	334.9	132.3
Other accrued liabilities	1,340.3	632.8
Current portion of long-term debt and short-term debt	943.0	782.6

Total Current Liabilities	4,185.0	2,304.4

Long-term debt	12,044.8	2,066.2
Deferred income taxes	4,559.4	125.6
Other noncurrent liabilities	1,823.0	553.0

Stockholders' Equity - Parent	11,310.7	1,779.6
Stockholders' Equity - Noncontrolling Interests	32.4	3.5

Total Stockholders' Equity	11,343.1	1,783.1

Total Liabilities and Stockholders' Equity	$33,955.3	$6,832.3

Newell Brands Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in millions)

	Six Months Ended June 30,
	2016	2015
Operating Activities:
Net income	$175.7	$202.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	169.2	85.5
Net gain from sale of businesses	(161.9)	—
Loss related to extinguishment of debt/credit facility	47.1	—
Non-cash restructuring costs	1.8	(0.5)
Deferred income taxes	60.1	11.5
Stock-based compensation expense	29.1	14.1
Other, net	9.5	15.4
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(255.8)	(77.4)
Inventories	314.6	(245.9)
Accounts payable	243.3	91.6
Accrued liabilities and other	(307.1)	(148.7)
Net cash provided by (used in) operating activities	325.6	(51.8)

Investing Activities:
Proceeds from sale of divested businesses and noncurrent assets	239.0	5.1
Acquisitions and acquisition-related activity	(8,597.7)	(2.0)
Capital expenditures	(163.9)	(85.8)
Other	3.9	5.7
Net cash used in investing activities	(8,518.7)	(77.0)

Financing Activities:
Net short-term borrowings	47.2	386.0
Proceeds from issuance of debt, net of debt issuance costs	9,414.6	—
Payments on and for the settlement of notes payable and debt	(750.0)	—
Repurchase and retirement of shares of common stock	—	(124.0)
Cash dividends	(145.0)	(104.4)
Excess tax benefits related to stock-based compensation	10.3	17.5
Equity compensation activity and other, net	(17.9)	(12.5)
Net cash provided by financing activities	8,559.2	162.6

Currency rate effect on cash and cash equivalents	(13.6)	5.5

Increase in cash and cash equivalents	352.5	39.3
Cash and cash equivalents at beginning of period	274.8	199.4
Cash and cash equivalents at end of period	$627.3	$238.7

Newell Brands Inc.
Financial Worksheet - Segment Reporting
(In Millions)

	2016					2015
		Reconciliation (1,2,3)					Reconciliation (1,2,4,5)				Year-over-year changes
		Reported	Excluded	Normalized	Operating		Reported	Excluded	Normalized	Operating	Net Sales		Normalized OI
	Net Sales	OI	Items	OI	Margin	Net Sales	OI	Items	OI	Margin	$	%	$	%
Q1:
Writing	$378.8	$83.8	$2.4	$86.2	22.8%	$341.8	$82.4	$0.6	$83.0	24.3%	$37.0	10.8%	$3.2	3.9%
Home Solutions	372.1	36.1	1.9	38.0	10.2%	364.5	38.5	0.1	38.6	10.6%	7.6	2.1%	(0.6)	(1.6)%
Tools	179.7	18.7	0.7	19.4	10.8%	180.4	22.2	—	22.2	12.3%	(0.7)	(0.4)%	(2.8)	(12.6)%
Commercial Products	174.5	22.4	0.2	22.6	13.0%	185.2	17.0	0.6	17.6	9.5%	(10.7)	(5.8)%	5.0	28.4%
Baby & Parenting	209.8	23.1	—	23.1	11.0%	192.1	0.5	11.8	12.3	6.4%	17.7	9.2%	10.8	87.8%
Restructuring Costs	—	(17.7)	17.7	—		—	(27.3)	27.3	—		—		—
Corporate	—	(41.0)	23.5	(17.5)		—	(35.1)	14.0	(21.1)		—		3.6	17.1%
Total	$1,314.9	$125.4	$46.4	$171.8	13.1%	$1,264.0	$98.2	$54.4	$152.6	12.1%	$50.9	4.0%	$19.2	12.6%

	2016					2015
		Reconciliation (1,2,3,6)					Reconciliation (1,2,4,5)				Year-over-year changes
		Reported	Excluded	Normalized	Operating		Reported	Excluded	Normalized	Operating	Net Sales		Normalized OI
	Net Sales	OI	Items	OI	Margin	Net Sales	OI	Items	OI	Margin	$	%	$	%
Q2:
Writing	$574.4	$154.1	$4.9	$159.0	27.7%	$495.9	$132.5	$0.5	$133.0	26.8%	$78.5	15.8%	$26.0	19.5%
Home Solutions	433.5	41.7	6.2	47.9	11.0%	438.5	68.7	1.2	69.9	15.9%	(5.0)	(1.1)%	(22.0)	(31.5)%
Tools	197.4	22.2	0.9	23.1	11.7%	205.2	23.4	—	23.4	11.4%	(7.8)	(3.8)%	(0.3)	(1.3)%
Commercial Products	194.0	25.4	1.3	26.7	13.8%	210.6	28.9	0.1	29.0	13.8%	(16.6)	(7.9)%	(2.3)	(7.9)%
Baby & Parenting	236.9	24.4	1.6	26.0	11.0%	210.7	16.7	0.1	16.8	8.0%	26.2	12.4%	9.2	54.8%
Branded Consumables	777.3	(26.0)	133.7	107.7	13.9%	—	—	—	—		777.3		107.7
Consumer Solutions	406.6	(16.5)	66.0	49.5	12.2%	—	—	—	—		406.6		49.5
Outdoor Solutions	953.4	55.4	159.7	215.1	22.6%	—	—	—	—		953.4		215.1
Process Solutions	85.1	(1.4)	12.2	10.8	12.7%	—	—	—	—		85.1		10.8
Restructuring Costs	—	(11.0)	11.0	—		—	(13.3)	13.3	—		—		—
Corporate	—	(130.6)	72.7	(57.9)		—	(42.2)	19.5	(22.7)		—		(35.2)	(155.1)%
Total	$3,858.6	$137.7	$470.2	$607.9	15.8%	$1,560.9	$214.7	$34.7	$249.4	16.0%	$2,297.7	147.2%	$358.5	143.7%

	2016					2015
		Reconciliation (1,2,3,6)					Reconciliation (1,2,4,5)				Year-over-year changes
		Reported	Excluded	Normalized	Operating		Reported	Excluded	Normalized	Operating	Net Sales		Normalized OI
	Net Sales	OI	Items	OI	Margin	Net Sales	OI	Items	OI	Margin	$	%	$	%
YTD:
Writing	$953.2	$237.9	$7.3	$245.2	25.7%	$837.7	$214.9	$1.1	$216.0	25.8%	$115.5	13.8%	$29.2	13.5%
Home Solutions	805.6	77.8	8.1	85.9	10.7%	803.0	107.2	1.3	108.5	13.5%	2.6	0.3%	(22.6)	(20.8)%
Tools	377.1	40.9	1.6	42.5	11.3%	385.6	45.6	—	45.6	11.8%	(8.5)	(2.2)%	(3.1)	(6.8)%
Commercial Products	368.5	47.8	1.5	49.3	13.4%	395.8	45.9	0.7	46.6	11.8%	(27.3)	(6.9)%	2.7	5.8%
Baby & Parenting	446.7	47.5	1.6	49.1	11.0%	402.8	17.2	11.9	29.1	7.2%	43.9	10.9%	20.0	68.7%
Branded Consumables	777.3	(26.0)	133.7	107.7	13.9%	—	—	—	—		777.3		107.7
Consumer Solutions	406.6	(16.5)	66.0	49.5	12.2%	—	—	—	—		406.6		49.5
Outdoor Solutions	953.4	55.4	159.7	215.1	22.6%	—	—	—	—		953.4		215.1
Process Solutions	85.1	(1.4)	12.2	10.8	12.7%	—	—	—	—		85.1		10.8
Restructuring Costs	—	(28.7)	28.7	—		—	(40.6)	40.6	—		—		—
Corporate	—	(171.6)	96.2	(75.4)		—	(77.3)	33.5	(43.8)		—		(31.6)	(72.1)%
Total	$5,173.5	$263.1	$516.6	$779.7	15.1%	$2,824.9	$312.9	$89.1	$402.0	14.2%	$2,348.6	83.1%	$377.7	94.0%

(1) Excluded items include project-related costs and restructuring costs associated with Project Renewal. Project-related costs of $29.1 million and $13.2 million of restructuring costs incurred during 2016 relate to Project Renewal. For 2015, project-related costs of $34.9 million and restructuring costs of $38.8 million relate to Project Renewal.

(2) Normalized operating income for 2016 excludes $30.0 million of integration costs, $333.7 million of inventory step-up costs and $50.7 million of transaction-related costs, primarily associated with the Jarden transaction. Restructuring costs excluded from 2016 normalized earnings include $15.5 million of costs associated with the acquisition and integration of Jarden and Elmer's. Home Solutions normalized operating income for 2015 excludes $1.1 million of acquisition and integration costs associated with the acquisitions of Ignite Holdings, LLC and bubba brands, and Baby & Parenting normalized operating income for 2015 excludes $1.7 million of costs associated with the acquisition of Baby Jogger. Restructuring costs excluded from 2015 normalized earnings include $1.8 million of costs associated with the integration of Ignite Holdings, bubba brands and Baby Jogger.

(3) Home Solutions normalized operating income for 2016 excludes $1.5 million of costs associated with the divestiture of Décor.

(4) Baby & Parenting normalized operating income for 2015 excludes charges of $10.2 million relating to the Graco product recall.

(5) Writing normalized operating income for 2015 excludes charges of $0.6 million associated with Venezuelan inventory resulting from changes in the exchange rate for the Venezuelan Bolivar.

(6) Normalized operating income for the three and six months ended June 30, 2016 excludes amortization expense of $42.9 million associated with acquired intangible assets.

Newell Brands Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Three Months Ended June 30, 2016
	GAAP Measure	Project Renewal Costs (1)						Acquisition	Jarden	Jarden transaction		Décor	Décor	Loss on		Non-GAAP Measure
		Advisory	Personnel	Other	Restructuring	Integration	Integration	amortization	inventory	and	Interest costs	gain	divestiture	extinguishment	Discontinued		Percentage
	Reported	costs	costs	costs	costs	costs-Jarden (2)	costs-Elmer's (2)	costs (3)	step-up (4)	related costs (5)	Jarden-related (6)	on sale (7)	costs (8)	of debt (9)	operations (10)	Normalized*	of Sales

Cost of products sold	$2,762.9	$(0.5)	$(1.9)	$(0.4)	$—	$(0.2)	$—	$(2.9)	$(333.7)	$—	$—	$—	$—	$—	$—	$2,423.3	62.8%
Gross profit	$1,095.7	$0.5	$1.9	$0.4	$—	$0.2	$—	$2.9	$333.7	$—	$—	$—	$—	$—	$—	$1,435.3	37.2%
Selling, general & administrative expenses	$947.0	$(1.6)	$(8.2)	$(1.5)	$—	$(21.1)	$—	$(40.0)	$—	$(46.7)	$—	$—	$(0.5)	$—	$—	$827.4	21.4%
Operating income	$137.7	$2.1	$10.1	$1.9	$2.1	$29.7	$0.5	$42.9	$333.7	$46.7	$—	$—	$0.5	$—	$—	$607.9	15.8%
Non-operating (income) expenses	$(32.6)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(12.8)	$161.0	$—	$(1.2)	$—	$114.4
Income before income taxes	$170.3	$2.1	$10.1	$1.9	$2.1	$29.7	$0.5	$42.9	$333.7	$46.7	$12.8	$(161.0)	$0.5	$1.2	$—	$493.5
Income taxes (13)	$34.5	$0.7	$3.5	$0.7	$0.8	$10.4	$0.2	$14.7	$116.1	$16.0	$5.5	$(59.5)	$0.2	$0.5	$—	$144.3
Net income from continuing operations	$135.8	$1.4	$6.6	$1.2	$1.3	$19.3	$0.3	$28.2	$217.6	$30.7	$7.3	$(101.5)	$0.3	$0.7	$—	$349.2
Net income	$135.2	$1.4	$6.6	$1.2	$1.3	$19.3	$0.3	$28.2	$217.6	$30.7	$7.3	$(101.5)	$0.3	$0.7	$0.6	$349.2
Diluted earnings per share**	$0.30	$—	$0.01	$—	$—	$0.04	$—	$0.06	$0.48	$0.07	$0.02	$(0.23)	$—	$—	$—	$0.78

	Three Months Ended June 30, 2015
	GAAP Measure	Project Renewal Costs (1)					Acquisition			Non-GAAP Measure
		Advisory	Personnel	Other	Restructuring	Inventory charge	and integration	Venezuela	Discontinued		Percentage
	Reported	costs	costs	costs	costs	Venezuela (11)	costs (2)	devaluation (12)	operations (10)	Normalized*	of Sales

Cost of products sold	$939.9	$—	$(1.6)	$(1.3)	$—	$(0.3)	$(0.1)	$—	$—	$936.6	60.0%
Gross profit	$621.0	$—	$1.6	$1.3	$—	$0.3	$0.1	$—	$—	$624.3	40.0%
Selling, general & administrative expenses	$393.0	$(11.4)	$(4.4)	$(1.3)	$—	$—	$(1.0)	$—	$—	$374.9	24.0%
Operating income	$214.7	$11.4	$6.0	$2.6	$11.5	$0.3	$2.9	$—	$—	$249.4	16.0%
Nonoperating expenses	$23.1	$—	$—	$—	$—	$—	$—	$(4.7)	$—	$18.4
Income before income taxes	$191.6	$11.4	$6.0	$2.6	$11.5	$0.3	$2.9	$4.7	$—	$231.0
Income taxes (13)	$43.5	$4.3	$2.3	$0.9	$2.8	$0.1	$1.1	$1.5	$—	$56.5
Net income from continuing operations	$148.1	$7.1	$3.7	$1.7	$8.7	$0.2	$1.8	$3.2	$—	$174.5
Net income	$148.5	$7.1	$3.7	$1.7	$8.7	$0.2	$1.8	$3.2	$(0.4)	$174.5
Diluted earnings per share**	$0.55	$0.03	$0.01	$0.01	$0.03	$—	$0.01	$0.01	$—	$0.64
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) Costs associated with Project Renewal during the three months ended June 30, 2016 include $14.1 million of project-related costs and $2.1 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Costs associated with Project Renewal during the three months ended June 30, 2015 include $20.0 million of project-related costs and $11.5 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.

(2) During the three months ended June 30, 2016, the Company incurred $30.2 million of costs (including $8.9 million of restructuring costs) associated with the integration of Jarden and Elmer's, which primarily represents personnel and advisory costs associated with the integration of Jarden. During the three months ended June 30, 2015, the Company incurred $2.9 million of costs (including $1.8 million of restructuring costs) associated with the integration of Ignite Holdings, bubba brands and Baby Jogger.

(3) During the three months ended June 30, 2016, the Company incurred acquisition amortization costs of $42.9 million.

(4) During the three months ended June 30, 2016, the Company incurred $333.7 million of costs related to the fair-value step-up of Jarden inventory.

(5) During the three months ended June 30, 2016, the Company recognized $46.7 million of transaction costs associated with the Jarden transaction.

(6) During the three months ended June 30, 2016, the Company incurred $12.8 million of interest costs associated with borrowings to finance the Jarden transaction that were incurred prior to the closing of the transaction.

(7) During the three months ended June 30, 2016, the Company recognized a gain of $161.0 million related to the divestiture of Décor.

(8) During the three months ended June 30, 2016, the Company recognized $0.5 million of costs associated with the divestiture of Décor.

(9) During the three months ended June 30, 2016, the Company incurred losses of $1.2 million related to the extinguishment of debt.

(10) During the three months ended June 30, 2016, the Company recognized a net loss of $0.5 million in discontinued operations. During the three months ended June 30, 2015, the Company recognized income of $0.4 million in discontinued operations, primarily associated with Endicia.

(11) During the three months ended June 30, 2015, the Company recognized an increase of $0.3 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(12) During the three months ended June 30, 2015, the Company recognized $4.7 million of foreign exchange losses resulting from the devaluation of the Venezuelan Bolivar.

(13) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

Newell Brands Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Six Months Ended June 30, 2016
	GAAP Measure	Project Renewal Costs (1)						Acquisition	Jarden	Jarden transaction		Décor	Décor	Loss on		Non-GAAP Measure
		Advisory	Personnel	Other	Restructuring	Integration	Integration	amortization	inventory	and	Interest costs	gain	divestiture	extinguishment	Discontinued		Percentage
	Reported	costs	costs	costs	costs	costs-Jarden (2)	costs-Elmer's (2)	costs (3)	step-up (4)	related costs (5)	Jarden-related (6)	on sale (7)	costs (8)	of debt (9)	operations (10)	Normalized*	of Sales

Cost of products sold	$3,572.2	$(0.7)	$(3.4)	$(0.8)	$—	$(0.2)	$—	$(2.9)	$(333.7)	$—	$—	$—	$—	$—	$—	$3,230.5	62.4%
Gross profit	$1,601.3	$0.7	$3.4	$0.8	$—	$0.2	$—	$2.9	$333.7	$—	$—	$—	$—	$—	$—	$1,943.0	37.6%
Selling, general & administrative expenses	$1,309.5	$(6.7)	$(14.3)	$(3.2)	$—	$(29.8)	$—	$(40.0)	$—	$(50.7)	$—	$—	$(1.5)	$—	$—	$1,163.3	22.5%
Operating income	$263.1	$7.4	$17.7	$4.0	$13.2	$38.4	$7.1	$42.9	$333.7	$50.7	$—	$—	$1.5	$—	$—	$779.7	15.1%
Non-operating expenses	$41.2	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(16.8)	$161.0	$—	$(47.1)	$—	$138.3
Income before income taxes	$221.9	$7.4	$17.7	$4.0	$13.2	$38.4	$7.1	$42.9	$333.7	$50.7	$16.8	$(161.0)	$1.5	$47.1	$—	$641.4
Income taxes (14)	$45.8	$2.2	$5.7	$1.3	$5.0	$12.9	$2.1	$14.7	$116.1	$17.2	$6.7	$(59.5)	$0.5	$13.8	$—	$184.5
Net income from continuing operations	$176.1	$5.2	$12.0	$2.7	$8.2	$25.5	$5.0	$28.2	$217.6	$33.5	$10.1	$(101.5)	$1.0	$33.3	$—	$456.9
Net income	$175.7	$5.2	$12.0	$2.7	$8.2	$25.5	$5.0	$28.2	$217.6	$33.5	$10.1	$(101.5)	$1.0	$33.3	$0.4	$456.9
Diluted earnings per share**	$0.49	$0.01	$0.03	$0.01	$0.02	$0.07	$0.01	$0.08	$0.60	$0.09	$0.03	$(0.28)	$—	$0.09	$—	$1.27

	Six Months Ended June 30, 2015
	GAAP Measure		Project Renewal Costs (1)					Acquisition			Non-GAAP Measure
		Product	Advisory	Personnel	Other	Restructuring	Inventory charge	and integration	Venezuela	Discontinued		Percentage
	Reported	recall costs (11)	costs	costs	costs	costs	Venezuela (12)	costs (2)	devaluation (13)	operations (10)	Normalized*	of Sales

Cost of products sold	$1,716.4	$—	$—	$(1.8)	$(2.3)	$—	$(0.6)	$(1.6)	$—	$—	$1,710.1	60.5%
Gross profit	$1,108.5	$—	$—	$1.8	$2.3	$—	$0.6	$1.6	$—	$—	$1,114.8	39.5%
Selling, general & administrative expenses	$755.0	$(10.2)	$(22.0)	$(6.7)	$(2.1)	$—	$—	$(1.2)	$—	$—	$712.8	25.2%
Operating income	$312.9	$10.2	$22.0	$8.5	$4.4	$38.8	$0.6	$4.6	$—	$—	$402.0	14.2%
Nonoperating expenses	$42.4	$—	$—	$—	$—	$—	$—	$—	$(4.7)	$—	$37.7
Income before income taxes	$270.5	$10.2	$22.0	$8.5	$4.4	$38.8	$0.6	$4.6	$4.7	$—	$364.3
Income taxes (14)	$65.5	$3.3	$7.7	$3.1	$1.5	$8.3	$0.2	$1.7	$1.5	$—	$92.8
Net income from continuing operations	$205.0	$6.9	$14.3	$5.4	$2.9	$30.5	$0.4	$2.9	$3.2	$—	$271.5
Net income	$202.6	$6.9	$14.3	$5.4	$2.9	$30.5	$0.4	$2.9	$3.2	$2.4	$271.5
Diluted earnings per share**	$0.74	$0.03	$0.05	$0.02	$0.01	$0.11	$—	$0.01	$0.01	$0.01	$1.00

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) Costs associated with Project Renewal during the six months ended June 30, 2016 include $29.1 million of project-related costs and $13.2 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Costs associated with Project Renewal during the six months ended June 30, 2015 include $34.9 million of project-related costs and $38.8 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.

(2) During the six months ended June 30, 2016, the Company incurred $45.5 million of costs (including $15.5 million of restructuring costs) associated with the integration of Jarden and Elmer's, which primarily represents personnel and advisory costs associated with the integration of Jarden. During the six months ended June 30, 2015, the Company incurred $4.6 million of acquisition and integration costs (including $1.8 million of restructuring costs) associated with the acquisitions of Ignite Holdings, bubba brands and Baby Jogger.

(3) During the three months ended June 30, 2016, the Company incurred acquisition amortization costs of $42.9 million.

(4) During the six months ended June 30, 2016, the Company incurred $333.7 million of costs related to the fair-value step-up of Jarden inventory.

(5) During the six months ended June 30, 2016, the Company recognized $50.7 million of costs associated with the Jarden transaction.

(6) During the six months ended June 30, 2016, the Company incurred $16.8 million of interest costs associated with borrowings to finance the Jarden transaction that were incurred prior to the closing of the transaction.

(7) During the six months ended June 30, 2016, the Company recognized a gain of $161.0 million related to the divestiture of Décor.

(8) During the six months ended June 30, 2016, the Company recognized $1.5 million of costs associated with the divestiture of Décor.

(9) During the six months ended June 30, 2016, the Company incurred a $1.2 million loss related to the extinguishment of debt and a $45.9 million loss associated with the termination of the Jarden Bridge Facility.

(10) During the six months ended June 30, 2016, the Company recognized a net loss of $0.4 million in discontinued operations. During the six months ended June 30, 2015, the Company recognized a loss of $2.4 million in discontinued operations, primarily associated with Endicia and certain Culinary businesses.

(11) During the six months ended June 30, 2015, the Company recognized $10.2 million of charges associated with the Graco product recall.

(12) During the six months ended June 30, 2015, the Company recognized an increase of $0.6 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(13) During the six months ended June 30, 2015, the Company recognized $4.7 million of foreign exchange losses resulting from the devaluation of the Venezuelan Bolivar.

(14) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

Newell Brands Inc.
Three Months Ended June 30, 2016
Actual and Adjusted Pro Forma Basis, based on Jarden transaction date of April 15, 2016
In Millions

Currency Analysis

By Segment

	Writing	Home Solutions	Tools	Commercial Products	Baby & Parenting	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Total Company Pro Forma	Total Company, w Jarden As Acquisition (4)
Net Sales, As Reported:
2016	$574.4	$433.5	$197.4	$194.0	$236.9	$777.3	$406.6	$953.4	$85.1		$3,858.6
2015	495.9	438.5	205.2	210.6	210.7	—	—	—	—		1,560.9
Increase (Decrease)	$78.5	$(5.0)	$(7.8)	$(16.6)	$26.2	$777.3	$406.6	$953.4	$85.1		$2,297.7

Net Sales, Adjusted Pro Forma:
2016 (1)	$574.4	$433.5	$197.4	$194.0	$236.9	$777.3	$406.6	$953.4	$85.1	$3,858.6
2015 (1)	495.9	438.5	205.2	210.6	210.7	568.1	387.6	620.9	84.9	3,222.4
Increase (Decrease)	$78.5	$(5.0)	$(7.8)	$(16.6)	$26.2	$209.2	$19.0	$332.5	$0.2	$636.2

Core Sales (2):
2016	$579.1	$434.5	$199.0	$194.7	$234.1	$786.3	$415.5	$950.6	$85.3	$3,879.1	$3,863.8
Less Divestitures (3)	—	67.0	—	—	—	—	—	—	—	67.0	67.0
Less Acquisitions	79.9	—	—	—	—	176.9	—	329.2	—	586.0	2,302.3
2016 Core Sales	$499.2	$367.5	$199.0	$194.7	$234.1	$609.4	$415.5	$621.4	$85.3	$3,226.1	$1,494.5

2015	$492.1	$437.5	$203.6	$210.2	$210.8	$565.4	$383.7	$618.1	$84.9	$3,206.3	$1,554.2
Less Divestitures (3)	43.6	76.3	—	12.8	—	—	—	—	—	132.7	132.7
2015 Core Sales	$448.5	$361.2	$203.6	$197.4	$210.8	$565.4	$383.7	$618.1	$84.9	$3,073.6	$1,421.5

Constant Currency Inc. (Dec.)	87.0	(3.0)	(4.6)	(15.5)	23.3	220.9	31.8	332.5	0.4	672.8	2,309.6
Inc. (Dec.) Excl. Divest. & Acquisitions	50.7	6.3	(4.6)	(2.7)	23.3	44.0	31.8	3.3	0.4	152.5	73.0
Currency Impact	$(8.5)	$(2.0)	$(3.2)	$(1.1)	$2.9	$(11.7)	$(12.8)	$—	$(0.2)	$(36.6)	$(11.9)

Year-Over-Year Increase (Decrease)
Excluding Currency	17.7%	(0.7)%	(2.3)%	(7.4)%	11.1%	39.1%	8.3%	53.8%	0.5%	21.0%	148.6%
Including Currency	15.8%	(1.1)%	(3.8)%	(7.9)%	12.4%	36.8%	4.9%	53.6%	0.2%	19.7%	147.2%
Currency Impact	(1.9)%	(0.4)%	(1.5)%	(0.5)%	1.3%	(2.3)%	(3.4)%	(0.2)%	(0.3)%	(1.3)%	(1.4)%
Acquisitions	16.2%	—%	—%	—%	—%	31.3%	—%	53.3%	—%	18.3%	148.1%
Divestitures (3)	(9.8)%	(2.4)%	—%	(6.0)%	—%	—%	—%	—%	—%	(2.3)%	(4.6)%
Core Sales Growth (2)	11.3%	1.7%	(2.3)%	(1.4)%	11.1%	7.8%	8.3%	0.5%	0.5%	5.0%	5.1%

(1) Includes Jarden segment and consolidated sales from April 16, 2016 and 2015, respectively.

(2) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency, acquisitions and divestitures.

(3) Divestitures represent the Rubbermaid medical cart business, which the Company divested in August 2015; the Levolor and Kirsch window coverings brands ("Décor"), which the Company divested in June 2016; and, the Company's Venezuela operations, which the Company deconsolidated as of December 31, 2015.

(4) Represents the calculation of the changes in sales and core sales as if the Jarden business were included in acquisitions, with Jarden sales included at actual rates.

Newell Brands Inc.
Six Months Ended June 30, 2016
Actual and Pro Forma Basis, based on Jarden transaction date of April 15, 2016
In Millions

Currency Analysis

By Segment

	Writing	Home Solutions	Tools	Commercial Products	Baby & Parenting	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Total Company Pro Forma	Total Company, w Jarden As Acq. (4)
Net Sales, As Reported:
2016	$953.2	$805.6	$377.1	$368.5	$446.7	$777.3	$406.6	$953.4	$85.1		$5,173.5
2015	837.7	803.0	385.6	395.8	402.8	—	—	—	—		2,824.9
Increase (Decrease)	$115.5	$2.6	$(8.5)	$(27.3)	$43.9	$777.3	$406.6	$953.4	$85.1		$2,348.6

Net Sales, Pro Forma:
2016 (1)	$953.2	$805.6	$377.1	$368.5	$446.7	$777.3	$406.6	$953.4	$85.1	$5,173.5
2015 (1)	837.7	803.0	385.6	395.8	402.8	568.1	387.6	620.9	84.9	4,486.4
Increase (Decrease)	$115.5	$2.6	$(8.5)	$(27.3)	$43.9	$209.2	$19.0	$332.5	$0.2	$687.1

Core Sales (2):
2016	$966.9	$809.1	$382.6	$370.7	$443.3	$786.3	$415.5	$950.6	$85.3	$5,210.3	$5,195.0
Less Divestitures (3)	—	141.6	—	—	—	—	—	—	—	141.6	141.6
Less Acquisitions	124.8	—	—	—	—	176.9	—	329.2	—	630.9	2,347.2
2016 Core Sales	$842.1	$667.5	$382.6	$370.7	$443.3	$609.4	$415.5	$621.4	$85.3	$4,437.8	$2,706.2

2015	$828.1	$801.1	$380.2	$394.4	$402.2	$565.4	$383.7	$618.1	$84.9	$4,458.1	$2,806.0
Less Divestitures (3)	64.5	150.4	—	22.6	—	—	—	—	—	237.5	237.5
2015 Core Sales	$763.6	$650.7	$380.2	$371.8	$402.2	$565.4	$383.7	$618.1	$84.9	$4,220.6	$2,568.5

Constant Currency Inc. (Dec.)	138.8	8.0	2.4	(23.7)	41.1	220.9	31.8	332.5	0.4	752.2	2,389.0
Inc. (Dec.) Excl. Divest. & Acquisitions	78.5	16.8	2.4	(1.1)	41.1	44.0	31.8	3.3	0.4	217.2	137.7
Currency Impact	$(23.3)	$(5.4)	$(10.9)	$(3.6)	$2.8	$(11.7)	$(12.8)	$—	$(0.2)	$(65.1)	$(40.4)

Year-Over-Year Increase (Decrease)
Excluding Currency	16.8%	1.0%	0.6%	(6.0)%	10.2%	39.1%	8.3%	53.8%	0.5%	16.9%	85.1%
Including Currency	13.8%	0.3%	(2.2)%	(6.9)%	10.9%	36.8%	4.9%	53.6%	0.2%	15.3%	83.1%
Currency Impact	(3.0)%	(0.7)%	(2.8)%	(0.9)%	0.7%	(2.3)%	(3.4)%	(0.2)%	(0.3)%	(1.6)%	(2.0)%
Acquisitions	15.1%	—%	—%	—%	—%	31.3%	—%	53.3%	—%	14.2%	83.6%
Divestitures (3)	(8.6)%	(1.6)%	—%	(5.7)%	—%	—%	—%	—%	—%	(2.4)%	(3.9)%
Core Sales Growth (2)	10.3%	2.6%	0.6%	(0.3)%	10.2%	7.8%	8.3%	0.5%	0.5%	5.1%	5.4%

(1) Includes Jarden segment and consolidated sales from April 16, 2016 and 2015, respectively.

(2) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency, acquisitions and divestitures.

(3) Divestitures represent the Rubbermaid medical cart business, which the Company divested in August 2015; the Levolor and Kirsch window coverings brands ("Décor"), which the Company divested in June 2016; and, the Company's Venezuela operations, which the Company deconsolidated as of December 31, 2015.

(4) Represents the calculation of the changes in sales and core sales as if the Jarden business were included in acquisitions, with Jarden sales included at actual rates.

Newell Brands Inc.
Three and Six Months Ended June 30, 2016
In Millions

Currency Analysis

By Geography
	QTD							YTD
	North America	Europe, Middle East, Africa	Latin America	Asia Pacific	Total International	Total Company Adjusted Pro Forma (1)	Total Company, w Jarden As Acq. (4)	North America	Europe, Middle East, Africa	Latin America	Asia Pacific	Total International	Total Company Adjusted Pro Forma (1)	Total Company, w Jarden As Acq. (4)
Net Sales, As Reported:
2016	$3,055.0	$455.1	$159.6	$188.9	$803.6		$3,858.6	$4,099.1	$582.7	$215.4	$276.3	$1,074.4		$5,173.5
2015	1,185.9	167.0	114.6	93.4	375.0		1,560.9	2,149.3	294.6	204.0	177.0	675.6		2,824.9
Increase (Decrease)	$1,869.1	$288.1	$45.0	$95.5	$428.6		$2,297.7	$1,949.8	$288.1	$11.4	$99.3	$398.8		$2,348.6

Net Sales, Adjusted Pro Forma:
2016 (1)	$3,055.0	$455.1	$159.6	$188.9	$803.6	$3,858.6		$4,099.1	$582.7	$215.4	$276.3	$1,074.4	$5,173.5
2015 (1)	2,372.1	426.1	225.6	198.6	850.3	3,222.4		3,335.5	553.7	315.0	282.2	1,150.9	4,486.4
Increase (Decrease)	$682.9	$29.0	$(66.0)	$(9.7)	$(46.7)	$636.2		$763.6	$29.0	$(99.6)	$(5.9)	$(76.5)	$687.1

Core Sales (2):
2016	$3,059.3	$459.9	$178.7	$181.2	$819.8	$3,879.1	$3,863.8	$4,107.6	$589.5	$244.0	$269.2	$1,102.7	$5,210.3	$5,195.0
Less Divestitures (3)	67.0	—	—	—	—	67.0	67.0	141.6	—	—	—	—	141.6	141.6
Less Acquisitions	559.9	23.1	3.0	—	26.1	586.0	2,302.3	604.8	23.1	3.0	—	26.1	630.9	2,347.2
2016 Core Sales	$2,432.4	$436.8	$175.7	$181.2	$793.7	$3,226.1	$1,494.5	$3,361.2	$566.4	$241.0	$269.2	$1,076.6	$4,437.8	$2,706.2

2015	$2,368.3	$425.6	$216.0	$196.4	$838.0	$3,206.3	$1,554.2	$3,330.3	$550.7	$298.8	$278.3	$1,127.8	$4,458.1	$2,806.0
Less Divestitures (3)	89.1	—	43.6	—	43.6	132.7	132.7	173.0	—	64.5	—	64.5	237.5	237.5
2015 Core Sales	$2,279.2	$425.6	$172.4	$196.4	$794.4	$3,073.6	$1,421.5	$3,157.3	$550.7	$234.3	$278.3	$1,063.3	$4,220.6	$2,568.5

Constant Currency Inc. (Dec.)	691.0	34.3	(37.3)	(15.2)	(18.2)	672.8	2,309.6	777.3	38.8	(54.8)	(9.1)	(25.1)	752.2	2,389.0
Inc. (Dec.) Excl. Divest. & Acquisitions	153.2	11.2	3.3	(15.2)	(0.7)	152.5	73.0	203.9	15.7	6.7	(9.1)	13.3	217.2	137.7
Currency Impact	$(8.1)	$(5.3)	$(28.7)	$5.5	$(28.5)	$(36.6)	$(11.9)	$(13.7)	$(9.8)	$(44.8)	$3.2	$(51.4)	$(65.1)	$(40.4)

Year-Over-Year Increase (Decrease)
Excluding Currency	29.2%	8.1%	(17.3)%	(7.7)%	(2.2)%	21.0%	148.6%	23.3%	7.0%	(18.3)%	(3.3)%	(2.2)%	16.9%	85.1%
Including Currency	28.8%	6.8%	(29.3)%	(4.9)%	(5.5)%	19.7%	147.2%	22.9%	5.2%	(31.6)%	(2.1)%	(6.6)%	15.3%	83.1%
Currency Impact	(0.4)%	(1.3)%	(12.0)%	2.8%	(3.3)%	(1.3)%	(1.4)%	(0.4)%	(1.8)%	(13.3)%	1.2%	(4.4)%	(1.6)%	(2.0)%
Acquisitions	23.6%	5.5%	1.4%	—%	3.1%	18.3%	148.1%	18.2%	4.1%	1.0%	—%	2.3%	14.2%	83.6%
Divestitures (3)	(1.1)%	—%	(20.6)%	—%	(5.2)%	(2.3)%	(4.6)%	(1.4)%	—%	(22.2)%	—%	(5.8)%	(2.4)%	(3.9)%
Core Sales Growth (2)	6.7%	2.6%	1.9%	(7.7)%	(0.1)%	5.0%	5.1%	6.5%	2.9%	2.9%	(3.3)%	1.3%	5.1%	5.4%

(1) Includes Jarden segment and consolidated sales from April 16, 2016 and 2015, respectively.

(2) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency, acquisitions and divestitures.

(3) Divestitures represent the Rubbermaid medical cart business, which the Company divested in August 2015; the Levolor and Kirsch window coverings brands ("Décor"), which the Company divested in June 2016; and, the Company's Venezuela operations, which the Company deconsolidated as of December 31, 2015.

(4) Represents the calculation of the changes in sales and core sales as if the Jarden business were included in acquisitions, with Jarden sales included at actual rates.

Newell Brands Inc.
Reconciliation of Normalized EPS Guidance
Year Ending December 31, 2016

Year Ending
December 31, 2016
Diluted earnings per share	$1.45 to $1.60
Project Renewal and Project Lean restructuring and other costs	$0.25 to $0.35
Integration costs to drive synergies	$0.15 to $0.25
Estimated gain on sale of Décor	$(0.24) to $(0.26)
Jarden transaction-related costs, including debt/credit facility extinguishment costs	$0.15 to $0.25
Acquisition-related amortization* and inventory step-up	$0.75 to $0.95
Normalized earnings per share	$2.75 to $2.90
* Represents amortization of acquisition-related intangibles beginning in the second quarter of 2016.

Newell Brands Inc.
Reconciliation of Core Sales Growth
Year Ending December 31, 2016

Year Ending
December 31, 2016
Estimated net sales growth (GAAP)	122.0% to 127.0%
Less: Jarden net sales growth included in pro forma base	115.0% to 120.0%
Net sales growth, Adjusted Pro Forma (1)	7.0% to 8.0%
Less: Currency	(1.0%) to (2.0%)
Acquisitions, net of divestitures (2)	6.0% to 7.0%
Venezuela deconsolidation	(1.0%)
Core Sales Growth, Adjusted Pro Forma	3.0% to 4.0%

(1) Adjusted pro forma reflects Jarden sales from April 16, 2016 and 2015, respectively.

(2) Acquisitions, net of divestitures represents estimated sales of The Waddington Group, Inc., Jostens, Inc. and Elmer's Products, Inc. until the one year anniversary of their respective dates of acquisition, net of the impacts of the divestiture of the Rubbermaid medical cart business in August 2015 and the divestiture of the Levolor and Kirsch window coverings brands ("Décor") in June 2016.